UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hodgson, John C.
   1007 Market Street
   Wilmington, DE  19898
   USA
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    |V|                  |   |           |1,615.2135         |D     |                           |
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Common Stock               |03/14/|A   |V|35.5641           |A  |47.81      |4,893.8458         |I     |DuPont SIP Trust           |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/01/|A   |V|72.2595           |A  |47.86      |                   |      |*                          |
                           |02    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/14/|A   |V|16.4215           |A  |47.81      |2,331.9677         |I     |*                          |
                           |02    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Restricted DuPont Comm|N/A     |03/14|A(1)|V|19.9068    |A  |N/A  |N/A  |Common Stock|19.9068|47.59  |2,726.6697  |D  |            |
on Stock Units        |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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DuPont Common Stock Un|N/A     |03/14|A(2)|V|16.6652    |A  |N/A  |N/A  |Common Stock|16.6652|47.41  |2,274.1173  |D  |            |
its                   |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* Amounts held in DuPont Salary Deferral & Savings Restoration
Plan
(1) Dividend equivalents credited as restricted stock units under the DuPont Stock Performance Plan.
(2) Dividend equivalents credited as stock units under the DuPont Variable Compensation Plan.
SIGNATURE OF REPORTING PERSON
/s/ John C. Hodgson by Mary E. Bowler
DATE
4/05/02